                                            EXHIBIT 99.1 - FINANCIAL STATEMENTS
                                                           OF BUSINESS ACQUIRED


                         Report of Independent Auditors


The Board of Directors and Stockholders
Logistics.com, Inc.

We have audited the accompanying consolidated balance sheets of Logistics.com, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, preferred stock and stockholders' deficit and cash flows for the year ended December 31, 2002 and period from August 25, 2001 to December 31, 2001 (Successor Period) and the period from January 1, 2001 to August 24, 2001 (Predecessor Period). These financial statements are the responsibility of Logistics.com's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Logistics.com, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002 and the period from August 25, 2001 to December 31, 2001 (Successor Period) and the period from January 1, 2001 to August 24, 2001 (Predecessor Period), in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, in 2002 the Company ceased amortization of goodwill and intangible assets with indefinite lives in accordance with the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

                                                         ERNST & YOUNG LLP


                                  Exhibit 99.1
                                  Page 1 of 31

Boston, Massachusetts
March 7, 2003

                              Logistics.com, Inc.

                          Consolidated Balance Sheets
                (in thousands, except share and per share data)


                                                                       DECEMBER 31      DECEMBER 31       SEPTEMBER 30
                                                                          2002             2001               2002
                                                                       -----------      -----------       ------------
                                                                                                           (unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                                             $    297         $  2,058          $  1,477
   Accounts receivable, net of allowance for doubtful accounts of
     $516, $533, and $636 as of December 31, 2002, 2001, and
     September 30, 2002, respectively                                       2,333            1,510             1,495
   Other current assets                                                       536              326               525
                                                                         --------         --------          --------
Total current assets                                                        3,166            3,894             3,497

Property and equipment, net                                                 1,268            3,160             1,427
Goodwill and other intangible assets, net                                   5,458            6,514             5,695
                                                                         --------         --------          --------
Total assets                                                             $  9,892         $ 13,568          $ 10,619
                                                                         ========         ========          ========

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
   Accounts payable                                                      $    540         $    439          $    898
   Accrued expenses                                                         3,965            2,535             3,203
   Deferred revenue                                                         3,609            1,339             2,896
   Deposits                                                                 2,835               --                --
   Note payable                                                             5,500               --             5,500
   Convertible notes payable                                               12,087               --                --
                                                                         --------         --------          --------
Total current liabilities                                                  28,536            4,313            12,497

Note payable - long term                                                       --            5,500                --
Convertible notes payable - long term                                          --            4,319            10,958

Commitments (Note 13)

Preferred stock
   Series A redeemable convertible preferred stock, $0.00001
     par value; 3,000 shares authorized, issued and outstanding,
     at redemption value                                                   30,000           30,000            30,000
   Series B-1 convertible preferred stock, $0.00001 par value;
     395 shares authorized, issued and outstanding, at
     liquidation value                                                      3,966            3,966             3,966
   Series B-2 convertible preferred stock, $0.00001 par value;
     241 shares authorized, issued and outstanding, at
     liquidation value                                                      4,724            4,724             4,724
   Series C redeemable convertible preferred stock, $0.00001
     par value; 1,213 shares authorized, issued and outstanding,
     at redemption value                                                   16,917           15,717            16,785

Stockholders' deficit:
   Common  stock, $0.00001 par value; 15,800 shares authorized;
     6,196 shares issued and outstanding at December 31, 2001 and
     December 31, 2002                                                         --               --                --
   Additional paid-in capital                                               3,944            1,868             4,138
   Deferred compensation                                                     (631)            (985)             (754)
   Notes receivable from stockholders                                        (458)            (475)             (463)
   Accumulated deficit                                                    (77,106)         (55,379)          (71,232)
                                                                         --------         --------          --------
Total stockholders' deficit                                               (74,251)         (54,971)          (68,311)
                                                                         --------         --------          --------
Total liabilities, preferred stock and stockholders' deficit             $  9,892         $ 13,568          $ 10,619
                                                                         ========         ========          ========


See accompanying notes.

                              Logistics.com, Inc.

                     Consolidated Statements of Operations
                (in thousands, except share and per share data)



                                                                               SUCCESSOR      |     PREDECESSOR
                                                             YEAR ENDED       PERIOD FROM     |     PERIOD FROM
                                                            DECEMBER 31,    AUGUST 25, 2001   |   JANUARY 1, 2001  NINE MONTHS ENDED
                                                                2002        TO DECEMBER 31,   |     TO AUGUST 24,    SEPTEMBER 30,
                                                                                 2001         |        2001               2002
                                                            ------------    ---------------   |   ---------------  -----------------
                                                                                              |                       (unaudited)
                                                                                              |
Revenues:                                                                                     |
   Product                                                   $    2,640       $      558      |     $   1,665          $    1,687
   Service                                                        5,176            2,484      |         3,648               3,632
                                                             ----------       ----------      |      --------          ----------
Total revenues                                                    7,816            3,042      |         5,313               5,319
                                                                                              |
Cost of revenues                                                  5,323            2,187      |         4,349               4,601
                                                             ----------       ----------      |      --------          ----------
Gross profit                                                      2,493              855      |           964                 718
                                                                                              |
Operating expenses:                                                                           |
   Research and development                                       7,752            3,537      |         8,831               5,915
   Sales and marketing                                            4,051            1,754      |         6,119               2,772
   General and administrative                                     5,055            1,378      |         2,307               2,670
   Stock-based compensation                                         284              100      |           365                 223
   Restructuring charge                                             320            1,267      |           336                 320
   Amortization of goodwill and other intangible assets           1,056            1,167      |         4,083                 817
   Impairment of goodwill                                            --               --      |         5,879                  --
                                                             ----------       ----------      |      --------          ----------
Total operating expenses                                         18,518            9,203      |        27,920              12,717
                                                                                              |
Loss from operations                                            (16,025)          (8,348)     |       (26,956)            (11,999)
                                                                                              |
Interest expense, net                                            (5,702)            (729)     |          (329)             (3,851)
                                                             ----------       ----------      |      --------          ----------
                                                                                              |
Net loss                                                        (21,727)          (9,077)     |       (27,285)            (15,850)
                                                                                              |
Accretion of Preferred Stock                                     (1,200)          (5,370)     |          (467)               (900)
                                                             ----------       ----------      |      --------          ----------
                                                                                              |
Net loss attributable to common stockholders                 $  (22,927)      $  (14,447)     |      $(27,752)         $  (16,750)
                                                             ==========       ==========      |      ========          ==========
                                                                                              |
Basic and diluted loss per common share                      $(3,700.29)      $(2,331.67)     |                        $(2,699.66)
                                                             ==========       ==========      |                        ==========
                                                                                              |
Basic and diluted weighted average common shares                                              |
    outstanding                                                   6,196            6,196      |                             6,196
                                                            ==========       ==========       |                        ==========


See accompanying notes.

                              Logistics.com, Inc.

Consolidated Statements of Preferred Stock and Stockholders' Deficit
                       (in thousands, except share data)


                                          SERIES A                SERIES C       |
                                         REDEEMABLE              REDEEMABLE      |  SERIES B-1 AND B-2
                                       PREFERRED STOCK         PREFERRED STOCK   |   PREFERRED STOCK           COMMON STOCK
                                     ------------------       -----------------  |  ------------------       -----------------
                                     SHARES      AMOUNT       SHARES     AMOUNT  |   SHARES     AMOUNT       SHARES     AMOUNT
                                     ------      ------       ------     ------  |  -------    -------       ------     ------
                                                                                 |
                                                                                 |
Balance at January 1, 2001            3,000      $30,000         --      $    -- |     636      $ 6,186        6,696       $--
Issuance of Series C                                                             |
   redeemable convertible                                                        |
   preferred stock, net of                                                       |
   issuance costs of $171                --           --      1,213       14,829 |     --           --           --        --
Exercise of common                                                               |
   stock options                         --           --         --           -- |     --           --           --        --
Accretion of redeemable                                                          |
   convertible preferred                                                         |
   stock dividends                       --           --         --          467 |     --           --           --        --
Amortization of stock-                                                           |
   based compensation                    --           --         --           -- |     --           --           --        --
Repurchase of receivable                                                         |
   from employee                                                                 |
   stockholder                           --           --         --           -- |     --           --         (500)       --
Repayments of notes receivable                                                   |
   from stockholders                     --           --         --           -- |     --           --           --        --
Net loss                                 --           --         --           -- |     --           --           --        --
                                      -----      -------      -----      ------- |    ---      -------       ------       ---

Balance at August 24, 2001,
Predecessor period                    3,000       30,000      1,213       15,296      636        6,186        6,196        --

Impact of step acquisition               --     $     --         --     $     --       --      $(2,445)          --       $--
Reversal of deferred stock-
   based compensation from
   cancellation of Logistics.com
   option plan                           --           --         --           --       --           --           --        --
Deferred stock-based
   compensation related to
   restricted stock grants               --           --         --           --       --           --           --        --

                                                                     NOTES
                                      ADDITIONAL                   RECEIVABLE
                                        PAID-IN       DEFERRED        FROM       ACCUMULATED
                                        CAPITAL    COMPENSATION   STOCKHOLDERS     DEFICIT        TOTAL
                                      ----------   ------------   ------------   -----------     --------

Balance at December 31, 2000           $ 13,527       $(2,788)      $(2,992)      $(26,453)      $(12,520)
Issuance of Series C
   redeemable convertible
   preferred stock, including
   issuance costs of $171                    --            --            --             --             --
Exercise of common
   stock options                              3            --            --             --              3
Accretion of redeemable
   convertible preferred
   stock dividends                         (467)           --            --             --           (467)
Amortization of stock-
   based compensation                       (16)          381            --             --            365
Repurchase of receivable
   from employee
   stockholder                           (3,580)        1,080         2,500             --             --
Repayments of notes receivable
   from stockholders                         --            --            11             --             11
Net loss                                     --            --            --        (27,285)       (27,285)
                                       --------       -------       -------       --------       --------

Balance at August 24, 2001,
Predecessor period                        9,467        (1,327)         (481)       (53,738)       (39,893)

Impact of step acquisition             $ (4,991)      $    --       $    --       $  7,436       $  2,445
Reversal of deferred stock-
   based compensation from
   cancellation of Logistics.com
   option plan                           (1,287)        1,287            --             --             --
Deferred stock-based
   compensation related to
   restricted stock grants                1,137        (1,137)           --             --             --

See accompanying notes.

                              Logistics.com, Inc.

                   Consolidated Statement of Preferred Stock
                     and Stockholders' Deficit (continued)
                       (in thousands, except share data)


                                          SERIES A                SERIES C                               |
                                         REDEEMABLE              REDEEMABLE         SERIES B-1 AND B-2   |
                                       PREFERRED STOCK         PREFERRED STOCK       PREFERRED STOCK     |     COMMON STOCK
                                     ------------------       -----------------     ------------------   |   -----------------
                                     SHARES      AMOUNT       SHARES     AMOUNT      SHARES     AMOUNT   |   SHARES     AMOUNT
                                     ------      ------       ------     ------     -------    -------   |   ------     ------
                                                                                                         |
                                                                                                         |
Accretion of Series B preferred                                                                          |
   stock to liquidation value            --           --         --           --       --       4,949    |    --        --
Accretion of Series C redeemable                                                                         |
   convertible preferred stock                                                                           |
   dividends                             --           --         --          421       --          --    |    --        --
Amortization of stock-based                                                                              |
   compensation                          --           --         --           --       --          --    |    --        --
Issuance of equity  warrant                                                                              |
   issued in connection with                                                                             |
   convertible notes                     --           --         --           --       --          --    |    --        --
Repayments of notes receivable                                                                           |
   from stockholders                     --           --         --           --       --          --    |    --        --
Net loss                                 --           --         --           --       --          --    |    --        --
                                      -----      -------      -----      -------      ---      ------    | -----      ----
                                                                                                         |
Balance at December 31, 2001          3,000       30,000      1,213       15,717      636       8,690    | 6,196        --
                                                                                                         |
Accretion of redeemable                                                                                  |
   convertible preferred                                                                                 |
   stock dividends                       --           --         --        1,200       --          --    |    --        --
Amortization of stock-                                                                                   |
   based compensation                    --           --         --           --       --          --    |    --        --
Issuance of equity warrant                                                                               |
   issued in connection                                                                                  |
   with convertible notes                --           --         --           --       --          --    |    --        --
Repayments of notes receivable                                                                           |
   from stockholders                     --           --         --           --       --          --    |    --        --
Net loss                                 --           --         --           --       --          --    |    --        --
                                                                                                         |
                                      -----      -------      -----      -------      ---      ------    | -----      ----
Balance at December 31, 2002          3,000      $30,000      1,213      $16,917      636      $8,690    | 6,196      $--
                                      =====      =======      =====      =======      ===      ======    | =====      ====
                                                                                                         |

                                                                     NOTES
                                      ADDITIONAL                   RECEIVABLE
                                        PAID-IN       DEFERRED        FROM       ACCUMULATED
                                        CAPITAL    COMPENSATION   STOCKHOLDERS     DEFICIT        TOTAL
                                      ----------   ------------   ------------   -----------     --------

Accretion of Series B preferred
   stock to liquidation value           (4,949)         --          --               --           (4,949)
Accretion of Series C redeemable
   convertible preferred stock
   dividends                              (421)         --          --               --             (421)
Amortization of stock-based
   compensation                            (92)        192          --               --              100
Issuance of equity  warrant
   issued in connection with
   convertible notes                     3,004          --          --               --            3,004
Repayments of notes receivable
   from stockholders                        --          --           6               --                6
Net loss                                    --          --          --           (9,077)          (9,077)
                                       -------       -----       -----         --------         --------

Balance at December 31, 2001             1,868        (985)       (475)         (55,379)         (54,971)

Accretion of redeemable
   convertible preferred
   stock dividends                      (1,200)         --          --               --           (1,200)
Amortization of stock-
   based compensation                      (70)        354          --               --              284
Issuance of equity warrant
   issued in connection
   with convertible notes                3,346          --          --               --            3,346
Repayments of notes receivable
   from stockholders                        --          --          17               --               17
Net loss                                    --          --          --          (21,727)         (21,727)

                                       -------       -----       -----         --------         --------
Balance at December 31, 2002           $ 3,944       $(631)      $(458)        $(77,106)        $(74,251)
                                       =======       =====       =====         ========         ========


See accompanying notes.

                              Logistics.com, Inc.

                     Consolidated Statements of Cash Flows
                                 (in thousands)






                                                                       SUCCESSOR PERIOD  |  PREDECESSOR PERIOD
                                                                             FROM        |        FROM
                                                         YEAR ENDED     AUGUST 25, 2001  |   JANUARY 1, 2001       NINE MONTHS ENDED
                                                        DECEMBER 31,    TO DECEMBER 31,  |    TO AUGUST 24,          SEPTEMBER 30,
                                                            2002              2001       |        2001                   2002
                                                        ------------   ----------------  |  ------------------     -----------------
                                                                                         |                            (Unaudited)
                                                                                         |
OPERATING ACTIVITIES                                                                     |
Net loss                                                 $(21,727)        $(9,077)       |      $(27,285)              $(15,850)
Adjustments to reconcile net loss to net cash used in                                    |
operating activities:                                                                    |
   Depreciation and amortization                            3,975           2,368        |         6,116                  3,155
   Stock-based compensation expense                           284             100        |           365                    223
   Non-cash interest expense                                3,343             345        |            --                  2,212
   Impairment of goodwill                                      --              --        |         5,879
   Changes in operating assets and liabilities:                                          |
       Accounts receivable                                   (823)           (710)       |         1,168                     15
       Other current assets                                  (210)            330        |          (445)                  (199)
       Accounts payable                                       101          (1,410)       |        (2,607)                   459
       Accrued expenses                                     1,431             346        |          (301)                   668
       Deferred revenue                                     2,270             946        |          (181)                 1,556
                                                         --------         -------        |      --------               --------

Net cash used in operating activities                     (11,356)         (6,762)       |       (17,291)                (7,761)
                                                                                         |
INVESTING ACTIVITIES                                                                     |
Purchase of property and equipment                         (1,029)            (38)       |        (2,394)                  (604)
Cash paid for acquisition, net of cash received                --              --        |           433                     --
                                                         --------         -------        |      --------               --------
Net cash used in investing activities                      (1,029)            (38)       |        (1,961)                  (604)
                                                                                         |
FINANCING ACTIVITIES                                                                     |
Net proceeds from issuance of Preferred Stock                  --              --        |        14,829                     --
Proceeds from issuance of convertible notes payable         7,772           6,978        |            --                  7,772
Deposit on business combination                             2,835              --        |            --                     --
Interest on notes receivable from stockholders                 17               6        |           107                     12
Proceeds from issuance of common stock                         --              --        |             3                     --
                                                         --------         -------        |      --------               --------
Net cash provided by financing activities                  10,624           6,984        |        14,939                  7,784
                                                         --------         -------        |      --------               --------
                                                                                         |
Net increase (decrease) in cash and cash equivalents       (1,761)            184        |        (4,313)                 (581)
Cash and cash equivalents at beginning of period            2,058           1,874        |         6,187                 2,058
                                                         --------         -------        |      --------               --------
                                                                                         |
Cash and cash equivalents at end of period               $    297         $ 2,058        |      $  1,874               $ 1,477
                                                         ========         =======        |      ========               =======

See accompanying notes

                                  Exhibit 99.1

                              Logistics.com, Inc.

                                                                         SUCCESSOR PERIOD    PREDECESSOR PERIOD
                                                                               FROM                 FROM
                                                         YEAR ENDED       AUGUST 25, 2001     JANUARY 1, 2001      NINE MONTHS ENDED
                                                        DECEMBER 31,      TO DECEMBER 31,      TO AUGUST 24,         SEPTEMBER 30,
                                                           2002                2001                 2001                2002
                                                        ------------     ----------------    ------------------    -----------------
                                                                                                                      (unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
   Interest                                                $   329             $  222             $218                  $ 329
                                                           =======             ======             ====                  =====

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
FINANCING ACTIVITIES
Fair value of warrants issued in connection with
   the convertible notes payable and related
   beneficial conversion value                             $ 3,346             $3,004             $ --                  $3,346
                                                           =======             ======             ====                  ======
Deferred compensation related to restricted stock          $    --             $1,137             $ --                  $   --
                                                           =======             ======             ====                  ======
Accretion of Series B-1 and B-2 Preferred Stock to
   liquidation value                                       $    --             $4,949             $ --                  $   --
                                                           =======             ======             ====                  ======
Accretion of Series C Preferred Stock dividends            $ 1,200             $  421             $467                  $ 900
                                                           ========            ======             ====                  =====


See accompanying notes.


                                  Exhibit 99.1

                              Logistics.com, Inc.

                   Notes to Consolidated Financial Statements


                               December 31, 2001


1.       NATURE OF BUSINESS

Logistics.com, Inc. (Logistics.com, Logistics or the Company) was incorporated in Delaware on September 27, 1999. Logistics.com provides logistics solutions to shippers and transportation providers. Logistics.com's solutions assist in creating a seamless connection between shippers' and transportation providers' systems to automatically procure, book and manage transportation transactions.

On July 25, 2001, ICG Holdings, Inc. (ICG) and Logistics.com entered into an Exchange Offer Agreement under which ICG offered to exchange ICG common stock for certain outstanding capital stock of Logistics.com. As a result of the exchange offer, which was completed on August 24, 2001, ICG increased its ownership interest from approximately 38% to 96% of Logistics.com. Since the exchange was between ICG and certain Logistics.com stockholders, no consideration was received by Logistics.com in this transaction (see Note 5).

The accompanying consolidated financial statements and related notes were prepared in accordance with accounting principles generally accepted in the United States. The consolidated financial statements are presented for the year ended December 31, 2002 and the period from August 25, 2001 to December 31, 2001 (successor period) and for the period from January 1, 2001 to August 24, 2001 (predecessor period). The consolidated statements of operations for the year ended December 31, 2002 and the period from August 25, 2001 to December 31, 2001 are presented on a different cost basis than for the period from January 1, 2001 to August 24, 2001. In accordance with purchase accounting, a portion of the assets and liabilities of Logistics.com were adjusted proportionally to their estimated fair values as of the acquisition date based on the additional 58% interest.

The accompanying financial statements have been prepared assuming Logistics.com will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Logistics.com has incurred losses and negative cash flows from operations since inception. On December 31, 2002, Manhattan Associates, Inc. ("Manhattan Associates") purchased substantially all of the assets of Logistics.com (see
Note 14).


                                  Exhibit 99.1

                              Logistics.com, Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements reflect the operations of Logistics.com and its wholly-owned subsidiary, QuoteShip.com, Inc. prior to the acquisition by Manhattan Associates on December 31, 2002. All significant intercompany balances and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying unaudited consolidated financial statements as of September 30, 2002 and for the nine month period then ended have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required for complete financial statements. In the opinion of the Company's management, these consolidated financial statements contain all adjustments considered necessary for a fair presentation of the financial position at September 30, 2002, the results of operations for the nine month period then ended and changes in cash flows for the nine month period then ended. The results for the nine month period ended September 30, 2002 are not necessarily indicative of the results to be expected for the full year.

CASH AND CASH EQUIVALENTS

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents. Logistics.com invests its excess cash primarily in money market accounts of major financial institutions. Accordingly, these investments are subject to minimal credit and market risk. These investments are carried at cost which approximates fair market value.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose Logistics.com to concentrations of credit risk include cash, cash equivalents, accounts receivable and notes receivable from stockholders.

Logistics.com invests its cash and cash equivalents in high quality financial institutions. Logistics.com's customers generally represent large, credit-worthy customers in a variety of industries, including the transportation industry. Logistics.com does not require collateral from its customers. Notes receivable from employee stockholders are due from officers and senior executives and are collateralized by the stock and personal assets of the stockholders (see Note 8).


                                  Exhibit 99.1
                                  Page 9 of 31

                              Logistics.com, Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets or, where applicable, over the lease term. The cost of additions and improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of the disposed assets and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill and other intangible assets consist of goodwill, workforce-in-place, trade names and a below market lease arising from the acquisition of businesses. Intangible assets, including completed technology, are amortized using the straight-line method over one to six years based on their estimated useful lives. Goodwill and other long-lived assets are reviewed for impairment whenever events, such as technological obsolescence, lease termination or other significant changes in circumstances, indicate that the carrying amount of the asset may not be recoverable. When such events occur, Logistics.com compares the carrying amount of the assets to their undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is calculated using discounted expected cash flows using Logistics.com's weighted average cost of capital. Logistics.com recorded an impairment charge of $5,879,000 during the period from January 1, 2001 to August 24, 2001 based on the value of the Company as determined in the acquisition by ICG at August 24, 2001.

REVENUE RECOGNITION

Logistics.com generates revenues from licensing its software and providing professional services, hosting services, maintenance and customer support services. Logistics.com executes contracts that govern the terms and conditions of each software license and maintenance arrangement and each professional service arrangement. The software may be licensed on either a perpetual or a term basis. These contracts may be an element in a multiple-element arrangement. Revenues under multiple-element arrangements, which may include several different software products or services sold together, are allocated to each element using the residual method. Logistics.com uses the residual method when fair value does not exist for one of the delivered elements in an arrangement. Under the residual method, the fair value of the undelivered elements is deferred and subsequently recognized.


                                  Exhibit 99.1

                              Logistics.com, Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION (CONTINUED)

Perpetual software licenses and related services revenue is recognized using either the percentage-of-completion method of accounting or recognized ratably over the hosting period when hosting services are provided as part of the license arrangement. Under the percentage-of completion method, revenue on contracts which include significant customization or modification of the software, is recognized as the work progresses in amounts estimated to equal the actual progress on the contract. In applying this method, Logistics.com measures each project's percentage-of-completion by the ratio of labor hours incurred to date to estimated total labor hours to complete the project. Changes in total estimated costs and anticipated losses, if any, are recognized in the period in which determined. Revenue related to term software licenses and maintenance agreements are recognized ratably over the contract period. Professional service revenue consists primarily of consulting services which are recognized when the services are provided. Transaction based fees are recognized as revenue is earned.

Deferred revenue relates primarily to amounts associated with maintenance contracts, professional services and software license fees billed or paid in advance of the related revenue recognition.

RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

Costs incurred in the research and development of Logistics.com's products is expensed as incurred, except for certain software development costs. Costs associated with the development of computer software for sale to customers are expensed as incurred prior to the establishment of technological feasibility. Costs incurred subsequent to the establishment of technological feasibility and prior to the general release of the products are capitalized. Research and development costs associated with the application development stage for internally developed software is capitalized by Logistics.com. No software development costs were capitalized for any periods presented as no costs have met the criteria for capitalization.


                                  Exhibit 99.1

                              Logistics.com, Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


ACCOUNTING FOR STOCK-BASED COMPENSATION

Logistics.com accounts for stock-based awards to employees using the intrinsic value method. Accordingly, compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices to the extent that the fair market value of Logistics.com's common stock exceeds the exercise price of the award at the date of grant. Logistics.com uses the fair value method in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, for disclosure purposes. All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18.

Logistics has computed the pro forma disclosures required under SFAS No. 123 for stock options granted to employees using the Black-Scholes option pricing model prescribed by SFAS No. 123. There were no options granted in the period from August 25, 2001 to December 31, 2001 except for those options granted in connection with the Exchange Program (see Note 3). As the fair value of these options was included in ICG's purchase price, they are not included in this pro forma disclosure. The assumptions used for the option pricing model and the weighted average fair value of options granted are as follows:


                                                                         JANUARY 1,
                                                                       2001 TO AUGUST
                                                         2002             24, 2001
                                                        -------        --------------

Risk-free interest rate                                   4.49%            4.86%
Expected dividend yield                                    N/A              N/A
Expected lives                                          5 YEARS          5 years
Expected volatility                                         77%              60%
Weighted average fair value of options granted          $ 0.30           $ 0.98


                                  Exhibit 99.1

                              Logistics.com, Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Had compensation expense from employee stock option grants been determined consistent with SFAS No. 123, net loss would have been as follows (in thousands):


                                                  JANUARY 1,
                                                    2001 TO
                                                  AUGUST 24,
                                2002                 2001
                             -----------         ----------

Net loss:
   As reported               $  (21,727)         $   (9,077)
   Pro forma                    (21,734)             (9,350)

Net loss per share:
   As reported               $(3,700.29)         $(2,331.67)
   Pro forma                  (3,701.42)          (2,375,73)

The Black Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

INCOME TAXES

Logistics.com accounts for income taxes using the asset and liability method whereby deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.


                                  Exhibit 99.1

                              Logistics.com, Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE LOSS

Comprehensive loss includes net loss as well as other changes in stockholders' equity (deficit), except stockholders' investments and distributions and deferred stock-based consideration. Logistics' comprehensive loss was the same as its net loss for all periods presented.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Logistics.com's financial instruments consist primarily of cash, cash equivalents, accounts receivable and debt. The book values of these financial instruments approximated their respective fair values as of each balance sheet presented due to their relative short-term maturities.

SIGNIFICANT CUSTOMERS

No customer represented over 10% of total revenues for the year ended December 31, 2002. One customer represented approximately 13% of total revenues for the period from August 25, 2001 to December 31, 2001. No customer represented over 10% of total revenues for the period from January 1, 2001 to August 24, 2001. One and two customers represented approximately 11% and 25% of accounts receivable at December 31, 2002 and 2001, respectively.

NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss available to common stockholders by the shares used in the calculation of basic net loss per share plus the dilutive effect of common stock equivalents, such as stock options, warrants and convertible preferred stock, using the treasury stock method. Common stock equivalents are excluded from the computation of dilutive net loss per share as their effect is anti-dilutive in all periods presented.


                                  Exhibit 99.1

                              Logistics.com, Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets" (collectively, the Statements). SFAS No. 142 prohibits the amortization of goodwill and intangibles with indefinite useful lives. SFAS No. 142 requires that these assets be reviewed by the Company for impairment at least annually and values reduced as appropriate. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. The Company has completed the impairment test and, at December 31, 2002, there was no resulting impairment. Subsequent impairment losses, if any, will be reflected in operating results in the income statement of operations. Had the Company been accounting for its goodwill under SFAS No. 142 for all periods presented, the Company's net loss (in thousands) and loss per share would have been as follows:

                                               SUCCESSOR                 PREDECESSOR
                                              PERIOD FROM                PERIOD FROM
                                               AUGUST 25,                 JANUARY 1,
                                                2001 TO                    2001 TO
                                               DECEMBER 31,               AUGUST 24,
                                                  2001                       2001
                                          ---------------------------------------------

Reported net loss                         $   (9,077)                   $(27,285)
Add back goodwill amortization                   747                       2,882
                                         ----------------------------------------------
Adjusted net loss                         $   (8,330)                   $(24,403)

Basic and diluted loss per share:
  Reported net loss                       $(2,331.67)
  Goodwill amortization                       120.56
                                         -----------------------------------------------
 Adjusted net loss                        $(2,211.11)

Amortization expense on intangible assets including goodwill was approximately $1,167,000 and $4,082,000 from the Successor Period from August 25, 2001 to December 31, 2001 and for the Predecessor Period from January 1, 2001 to August 24, 2001, respectively. Estimated amortization expense for each of the years ending December 31, is presented below (in 000's):

2003              $685
2004               490
2005               130
2006                34

In June 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses the accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Logistics.com will be required to adopt SFAS No. 146 for any exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a material impact on the Company's financial position or results of operations.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN No. 45). FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN No. 45 is not expected to have a material impact on Logistics' financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS Statement No.
123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for employee stock-based compensation. These alternative methods will have no impact as Logistics does not anticipate voluntarily changing to the fair value-based method of accounting for employee stock-based compensation. SFAS No. 148 also requires companies that account for employee stock-based compensation under the intrinsic value-based method to disclose additional footnote information in interim and annual financial statements, effective for fiscal years ending after December 15, 2002. The requisite disclosure is included in Note 2 to the accompanying consolidated financial statements.


                                  Exhibit 99.1

                              Logistics.com, Inc.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities," (FIN No. 46) to clarify the conditions under which assets, liabilities and activities of another entity should be consolidated into the financial statements of a company. FIN No. 46 requires the consolidation of a variable interest entity by a company that bears the majority of the risk of loss from the variable interest entity's activities, is entitled to receive a majority of the variable interest entity's residual returns or both. The provisions of FIN No. 46 are required to be adopted in fiscal 2003. The adoption of FIN No. 46 is not expected to have a material impact on Logistics' overall financial position or results of operations.

3.       RESTRUCTURING

In 2001 and 2002, in response to unfavorable business conditions primarily caused by significant declines in capital spending, Logistics implemented restructuring plans designed to reduce expenses and align its cost structure with its revised business outlook. The restructuring plans included a workforce reduction and consolidation of excess facilities.

Logistics' restructuring related activities during the Predecessor period from January 1, 2001 to August 24, 2001 are summarized as follows, in thousands:



                                             2001                                                           DECEMBER 31,
                                       PREDECESSOR PERIOD                  DECEMBER 31                         2002
                                         RESTRUCTURING        CASH         2001 ACCRUAL         CASH          ACCRUAL
                                            CHARGES         PAYMENTS         BALANCE          PAYMENTS        BALANCE
                                       ------------------   --------       ------------       --------      ------------

Workforce reduction ..............            $141            $(141)           $ --             $  --           $ --
Consolidation of facilities ......             195              (49)            146               (70)            76
                                              ----            -----            ----             -----           ----

Total ............................            $336            $(190)           $146             $ (70)          $ 76
                                              ====            =====            ====             =====           ====


                                  Exhibit 99.1

At December 31, 2002, the remaining liability relating to Predecessor restructuring charges of $76,000 is expected to be paid through October 2003.

Logistics.com's restructuring related activities during the Successor Period are summarized as follows, in thousands:


                                2001
                              SUCCESSOR
                               PERIOD                         DECEMBER 31,         2002                        DECEMBER 31,
                            RESTRUCTURING        CASH        2001 ACCRUAL      RESTRUCTURING       CASH       2002 ACCRUAL
                               CHARGES         PAYMENTS         BALANCE           CHARGES         PAYMENTS      BALANCE
                            -------------     ----------     -------------     -------------     ---------    ------------

Workforce reduction            $1,267           $(1,267)         $ --              $320            $(320)          $ --

4. DETAILS OF FINANCIAL STATEMENT COMPONENTS

ACCOUNTS RECEIVABLE

Accounts receivable consists of the following, in thousands:


                                               DECEMBER 31        DECEMBER 31
                                                  2002               2001
                                               -----------        -----------

Billed accounts receivable                       $ 2,675             $ 1,743
Unbilled accounts receivable                         174                 300
Less: allowance for doubtful accounts               (516)               (533)
                                                 -------             -------

                                                 $ 2,333             $ 1,510
                                                 =======             =======

Unbilled accounts receivable represent amounts recorded as revenue on the percentage-of-completion method which are billable to the customer subsequent to performance under the terms of the contract, but generally no later than upon completion of the contract.


                                  Exhibit 99.1

                              Logistics.com, Inc.

4. DETAILS OF FINANCIAL STATEMENT COMPONENTS (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment consist of the following, in thousands:


                                       ESTIMATED
                                        USEFUL
                                         LIVES        DECEMBER 31          DECEMBER 31
                                        (YEARS)          2002                 2001
                                       ---------      -----------          -----------

Computer software and equipment            2            $ 7,853             $ 6,824
Furniture and fixtures                     5                410                 410
Leasehold improvements                     3                459                 460
                                                        -------             -------
                                                          8,722               7,694
Less: accumulated depreciation                           (7,454)             (4,534)
                                                        -------             -------

Property and equipment, net                             $ 1,268             $ 3,160
                                                        =======             =======

Depreciation expense for the year ended December 31, 2002 and the period from August 25, 2001 to December 31, 2001 was $2,920 and $1,201, respectively. Depreciation expense for the period from January 1, 2001 to August 24, 2001 was $2,034.

ACCRUED EXPENSES

Accrued expenses consist of the following, in thousands:

                          DECEMBER 31  DECEMBER 31
                          -----------  -----------
                            2002          2001
                          -----------  -----------
Payroll and related        $  340        $1,114
Sales taxes payable           264           239
Professional fees             396           162
Interest                    2,107           229
Restructuring                  76           146
Other                         783           645
                           ------        ------

                           $3,966        $2,535
                           ======        ======


                                  Exhibit 99.1

                               Logistics.com, Inc.

5.       BUSINESS COMBINATIONS

ICG HOLDINGS, INC.

On July 25, 2001, Logistics.com entered into an Exchange Offer Agreement with ICG (Exchange Offer) under which ICG agreed to exchange shares of ICG common stock for certain outstanding shares of the Company's Common Stock, Series B-1 Convertible Preferred Stock and Series B-2 Units (which represent Series B-2 Convertible Preferred Stock and a portion of a Warrant to purchase shares of Company Common Stock) at an exchange ratio per the Exchange Offer. On August 24, 2001, the Exchange Offer was completed resulting in the exchange of 6,155 shares of Company Common Stock, 276 shares of Series B-1 Convertible Preferred Stock, 55 shares of Series B-2 Convertible Preferred Stock and Warrants to purchase Logistics.com Common Stock for 2,661,823 shares of ICG common stock. Since the exchange was between ICG and certain Logistics.com Stockholders, no consideration was received by Logistics.com in this transaction. The shares of ICG common stock had a value of $2,263,000 at the time of the transaction for purchase accounting purposes. As a result of the completion of the Exchange Offer, ICG ownership of Logistics.com increased from 38% to approximately 96%. The purchase price includes the value of the ICG common stock of $2,263,000 and the fair value of employee stock options granted to Logistics employees in connection with the Exchange Offer of $1,193,000. This aggregate purchase price of $3,456,000 was allocated to the tangible and intangible assets and liabilities that ICG acquired based on the fair values at the transaction date. Because ICG acquired an additional 58% interest as a result of the Exchange Offer, purchase accounting is only applied to that percentage of assets that were acquired. Intangible assets include completed technology, customer relationships, trademarks and goodwill.

The following represents the allocation of the purchase price that has been pushed down to Logistics.com, in thousands:

       Current assets                           $ 1,955
       Property, plant and equipment              2,540
       Identified intangibles                     1,876
       Goodwill                                   2,449
       Employee notes                               282
       Current liabilities                       (2,415)
       Long term debt                            (3,231)
                                                -------
                                                $ 3,456

The following unaudited 2001 pro forma financial information presents the results of operations of Logistics.com as if the acquisition had occurred on January 1, 2001. The following unaudited pro forma financial information is not necessarily indicative of the actual results that would have been achieved had the acquisition actually been consummated as of January 1, 2001, nor is it necessarily indicative of future results of operations, in thousands:

       Revenues                  $ 8,355

       Net Loss                  $36,889

       Net Loss attributable
        to common stockholders   $37,374


                                  Exhibit 99.1
                                 Page 19 of 31

                               Logistics.com, Inc.

5.       BUSINESS COMBINATIONS (continued)

SABRE, INC.

In January 2000, Logistics.com acquired certain assets and assumed certain obligations under customer contracts of the Logistics Group of Sabre, Inc. (Sabre Logistics Group) for approximately $4,000,000 in cash and the issuance of a note payable in the amount of $5,500,000 (Note 6). The value of the acquisition was $9,500,000 based on the fair value of consideration paid, plus direct acquisition costs. The acquisition has been accounted for using the purchase method. The purchase price was allocated among the identifiable tangible and intangible assets based on the fair value of those assets determined by an independent valuation. Tangible net assets acquired primarily include accounts receivable and fixed assets. Intangible assets include completed technology, workforce-in-place, tradenames, below market lease and goodwill.

QUOTESHIP.COM

In August 2000, Logistics.com acquired all of the outstanding stock of QuoteShip.com, Inc., a privately held developer of software solutions for shippers and transportation providers for a total purchase price of $14,124,000 representing the issuance of common and preferred stock, warrants and stock options valued at $13,921,000, based on the fair value of consideration paid, plus direct acquisition costs of $203,000. The acquisition was accounted for using the purchase method. The purchase price was allocated among the identifiable tangible and intangible assets based on the fair value of those assets determined by an independent valuation. Tangible net liabilities acquired include cash, fixed assets, prepaid expenses and other assets, accounts payable and accrued expenses. Intangible assets include completed technology, workforce-in-place and goodwill.



                                  Exhibit 99.1
                                 Page 20 of 31

                               Logistics.com, Inc.

6.  NOTES PAYABLE

In January 2000, Logistics.com issued a promissory note totaling $5,500,000 to Sabre, Inc. in conjunction with the acquisition of certain assets of the Sabre Logistics Group (see Note 5). Interest on the promissory note is payable quarterly at the rate of 8% per annum and the note matures in June 2003. Upon consummation of an initial public offering on Form S-1, or any equivalent general registration form, the remaining outstanding principal and accrued but unpaid interest is due immediately. The note is guaranteed by Logistics.com's principal investor and is collateralized by all of the assets of Logistics.com. This note was repaid in full with the proceeds from the sale of the Company to Manhattan Associates (See Note 14).

On August 24, 2001, Logistics.com entered into a Note and Warrant Purchase Agreement with ICG and Sands Brothers Capital (Sands Brothers). Under the terms of the Note and Warrant Purchase Agreement, Logistics.com agreed to sell and ICG and Sands Brothers agreed to purchase convertible promissory notes (the Convertible Notes) totaling approximately $10.0 million in a series of closings through January 2002. This agreement was later amended to allow for an additional $5.0 million in borrowings. As of December 31, 2002 and 2001, the Company received proceeds of $14,750,000 and $6,978,000 from convertible notes payable.

These Convertible Notes accrue interest at 15% per annum and, if not converted into equity, are due and payable on July 31, 2003. These Convertible Notes are convertible into either shares of Series C Preferred Stock at a conversion rate of $12,370.50 per share or the next series of stock issued in a preferred stock offering with aggregate gross proceeds of at least $5.0 million at a conversion rate equal to the per share offering price of the newly issued preferred stock.

In connection with the issuance of the Convertible Notes, Logistics.com issued warrants to the holders of the Convertible Notes. The warrants are exercisable into either shares of Series C Preferred Stock at a conversion rate of $12,370.50 per share or the next series of stock issued in a preferred stock offering with aggregate gross proceeds of at least $5.0 million at a conversion rate equal to 80% of the per share offering price of the newly issued preferred stock. The Company recorded the fair value of the warrants issued of $1,673,000 in 2002 and $1,502,000 in the period from August 25, 2001 to December 31, 2001 as a discount to the Convertible Notes.

                                  Exhibit 99.1
                                 Page 21 of 31

                               Logistics.com, Inc.

6.       NOTES PAYABLE (CONTINUED)

The discount resulted in a lower effective conversion price for the Convertible Notes. The lower effective conversion price resulted in a beneficial conversion discount to the Convertible Notes of $1,673,000 in 2002 and $1,502,000 in the period from August 25, 2001 to December 31, 2001. Logistics.com has recorded a charge to interest expense of $3,343,000 in 2002 and $345,000 in the period from August 25, 2001 to December 31, 2001 resulting from the amortization of the discounts over the maturity period of the Convertible Notes, in accordance with Emerging Issues Task Force (EITF) No. 27, Application of EITF Issue No. 98-5 to Certain Convertible Instruments. As of December 31, 2002, the unamortized warrant and beneficial conversion discount was $2,662,000.

7.       CONVERTIBLE PREFERRED STOCK

At December 31, 2002, Logistics.com had outstanding Series A Redeemable Convertible Preferred Stock (Series A preferred stock), Series B-1 Convertible Preferred Stock (Series B-1 preferred stock), Series B-2 Convertible Preferred Stock (Series B-2 preferred stock) and Series C Convertible Preferred Stock (Series C preferred stock). The preferred stock have the following characteristics:

VOTING

Holders of Series A, Series B-1, Series B-2 and Series C preferred stock are entitled to the number of votes equal to the number of common shares into which the shares of preferred stock may be converted.

DIVIDENDS

Holders of the Series A, Series B-1, Series B-2 and Series C preferred stock are entitled to receive, out of funds legally available, cash dividends when and if declared by the Board of Directors. Series A preferred stockholders are entitled to receive dividends in the amount of $800.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum. Series B-1 and Series B-2 preferred stockholders are entitled to receive dividends at an annual rate of 8% of the respective original issue price of Series B-1 and Series B-2 preferred stock (as adjusted for stock dividends, combinations or splits with respect to such shares). The Series A, Series B-1 and Series B-2 dividends shall be noncumulative and payable in cash.


                                  Exhibit 99.1
                                 Page 22 of 31

                               Logistics.com, Inc.

7.       CONVERTIBLE PREFERRED STOCK (CONTINUED)

Series C preferred stockholders are entitled to receive dividends at an annual rate of 8% of the original issue price of the Series C preferred stock (as adjusted for stock dividends, combinations or splits with respect to such shares), plus the amount of any previously accrued but unpaid dividends. Such dividends shall be cumulative and accrue from the date of issuance. In the event of liquidation payments to holders of Series C preferred stock exceeding $37,100 per share as of the liquidation date, any accrued dividends shall not be paid.

No dividends or other distributions shall be made with respect to common stock, until all declared dividends on the Series A, Series B-1, Series B-2 and Series C preferred stock have been paid. Through December 31, 2002, no dividends have been declared or paid by Logistics.com.

LIQUIDATION PREFERENCE

In the event of any liquidation, dissolution or winding-up of the affairs of Logistics.com, including a merger or sale of substantially all of the assets of Logistics.com, the holders of Series A, Series B-1, Series B-2 and Series C preferred stock are entitled to receive, prior to and in preference to holders of common stock, an amount equal to $10,000, $10,500 and $19,600 and $12,370.50 per share, respectively, plus any declared but unpaid dividends. After the payment of all liquidation preferences to holders of all series of preferred stock, the holders of Series A and Series C preferred stock are entitled to participate with the holders of common stock in the distribution of any remaining assets. If the remaining assets of Logistics.com are insufficient to pay the full amounts entitled, the holders of Series A, Series B-1, Series B-2 and Series C preferred stock will share ratably in the distribution of the remaining assets.

Upon the effective date of the ICG Exchange Offer Agreement, ICG became the majority holder of Series B-1 and Series B-2 preferred stock. As a result of ICG's ownership interest, they are able to cause a liquidation event in the form of a merger or sale of the Company. Consequently, Logistics recorded an accretion adjustment of $2,619,000 for Series B-1 and $2,330,000 for Series B-2 preferred stock to reflect the preferred stock at its liquidation value and classify it outside of stockholders' equity in the accompanying consolidated balance sheet for all periods after August 24, 2001.


                                  Exhibit 99.1
                                 Page 23 of 31

                               Logistics.com, Inc.

7.       CONVERTIBLE PREFERRED STOCK (CONTINUED)

CONVERSION

Each Series A, Series B-1, Series B-2 and Series C preferred stock may be converted into common stock at any time, at the option of the stockholder. The ratio at which the preferred stock converts into common stock is determined by dividing the original issuance price for the applicable series of preferred stock by the preferred conversion price in effect at the time of the conversion. The conversion price as of December 31, 2002 is $10,000 in the case of Series A preferred stock, $10,050 in the case of Series B-1 preferred stock, $19,600 in the case of Series B-2 preferred stock and $12,370.50 in the case of Series C preferred stock. The Series A, Series B and Series C preferred-stock conversion ratios are subject to varying antidilution adjustments, as defined in the applicable agreements.

Series A preferred stock is automatically converted into common stock upon (i) the closing of an initial public offering with net proceeds of at least $40 million and with a price per common share of at least $50,000; or (ii) the conversion of 66.67% or more of the outstanding Series A preferred stock. Series B-1 and Series B-2 preferred stock is automatically converted into common stock upon the closing of an initial public offering with net proceeds of at least $15 million and with a price per common share of at least $39,200.

Series C preferred stock will be automatically converted into common stock upon
(i) the closing of an initial public offering with net proceeds of at least $40 million and with a price per common share of at least $43,297; and (ii) the conversion of 66.67% or more of the outstanding Series A and Series C preferred stock.


                                  Exhibit 99.1
                                 Page 24 of 31

                               Logistics.com, Inc.

7.       CONVERTIBLE PREFERRED STOCK (CONTINUED)

REDEMPTION

Commencing at any time on or after five years from the original issue date and upon written receipt by Logistics.com of not less than 66.67% of the outstanding shares of Series A and Series C preferred stock, any or all of the Series A and Series C preferred stock may be redeemed by the holders. 33.3% of the outstanding Series A and Series C preferred stock may be redeemed no later than sixty days after receipt of the written request, an additional 33.3% upon the first anniversary of the first redemption date, and the remaining outstanding Series A and Series C preferred stock upon the second anniversary of the first redemption date. The redemption amount for Series A and Series C preferred stock is $10,000 and $12,370.50 per share, respectively (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued but unpaid dividends on Series A and Series C preferred stock. The carrying value of the Series A and Series C preferred stock includes the accretion of accrued but unpaid dividends, if any, so that the preferred stock is being reported at its redemption value.

8.  COMMON STOCK

As of December 31, 2002, Logistics.com has authorized 15,800 shares of common stock and 6,600 shares of preferred stock with a $.00001 par value per share. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of Logistics.com's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the Series A, Series B-1, Series B-2 and Series C preferred stockholders.

On May 23, 2002, Logistics effected a 1 for 5000 reverse stock split for all classes of capital stock. The effects of the reverse split have been retroactively reflected in the consolidated financial statements for all periods presented.


                                  Exhibit 99.1
                                 Page 25 of 31

                               Logistics.com, Inc.

8.  COMMON STOCK (CONTINUED)

NOTES RECEIVABLE FROM STOCKHOLDERS

Under the terms of certain stock option agreements, the option holders have the right to exercise options prior to vesting subject to a repurchase right by Logistics.com which lapses as the stock options vest. During the year ended December 31, 2000, stock options for 500 shares of common stock were exercised at $5,000 per share in exchange for four promissory notes totaling $2,500,000. The notes accrued interest at rates of 6.22 - 6.8% per annum and all principal and interest is due on the fifth anniversary of the promissory note date. The notes and accrued interest were collateralized by the stock and the personal assets of the stockholders. The notes were subject to variable accounting and, as such during the period from January 1, 2001 to August 24, 2001, Logistics.com recorded $127,000 in deferred compensation associated with the notes.

On April 27, 2001, the Series A and Series C preferred stockholders approved a resolution to cancel the promissory notes outstanding to certain stockholders of Logistics.com by repurchasing the restricted common stock for the stated amount of the notes, plus accrued interest. As of the date of cancellation, no amount of principal or accrued interest had been paid.

In addition, during the year ended December 31, 2000, Logistics.com issued a note to an officer of Logistics.com in the amount of $500,000. This note is a non interest-bearing note and is payable in equal monthly installments through March 2030, provided that the officer remains an employee of Logistics.com through that time. In the case of voluntary termination of employment, the loan will be due and payable at the earlier of (i)12 months following termination or
(ii) 90 days following acceptance of full-time employment elsewhere. In the case of involuntary termination, the loan will be due and payable 90 days following such termination.

RESTRICTED STOCK

On August 25, 2001, certain employees of Logistics.com were granted an aggregate of 1,295,000 restricted shares of ICG common stock. These shares vest over a four-year period. On the date of grant, the shares had an aggregate value of $1,139,600 which was recorded as deferred compensation and will be expensed over the four year vesting period. During the period from August 25, 2001 to December 31, 2001 and the year ended December 31, 2002, Logistics recorded $90,000 and $257,000 of stock based compensation expense, respectively.


                                  Exhibit 99.1
                                 Page 26 of 31

                               Logistics.com, Inc.

9.  STOCK OPTION PLAN

In 2000, Logistics.com adopted the 2000 Stock Option Plan (the Logistics Plan). The Logistics Plan provided for the grant of incentive stock options and nonqualified stock options for the purchase of up to 1,750 shares of Logistics.com's common stock by officers, employees, consultants and directors of Logistics.com. The Board of Directors or the Chief Executive Officer, as appropriate, determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Nonqualified stock options may be granted to any officer, employee, consultant or director. During 2001, the Logistics Plan and its outstanding options were cancelled in connection with the Exchange Agreement with ICG. All outstanding options under the Logistics Plan were also cancelled.

In connection with the acquisition of QuoteShip.com, Logistics.com assumed the outstanding incentive and nonqualified stock options granted under the existing 1999 Stock Option and Stock Issuance Plan (the QuoteShip Plan). The stock options under the QuoteShip Plan have a term not to exceed ten years and generally vest over three years, subject to certain acceleration clauses upon a change of control (including Logistics.com's acquisition of QuoteShip) for certain employees, directors and advisors. Options held by certain employees who were former employees of QuoteShip are subject to acceleration of vesting upon a change of control (including Logistics.com's acquisition of QuoteShip) coupled with a change in employment status. The QuoteShip Plan was not terminated in connection with the Exchange Agreement and options issued under this Plan remained outstanding until they expired during 2002.


                                  Exhibit 99.1
                                  Page 27 of 31

                               Logistics.com, Inc.

9.  STOCK OPTION PLAN (CONTINUED)

Activity under the Logistics and Quoteship Plans was as follows:

                                                               NUMBER OF                WEIGHTED AVERAGE
                                                               OPTIONS                   EXERCISE PRICE
                                                     ------------------------------------------------------

Outstanding--January 1, 2001                                     1,302                  $4,850 - 15,450
Granted                                                           100                    8,750
Exercised                                                          (5)                   5,000
Cancelled                                                         (47)                   5,000 - 15,450
                                                     ----------------------------
Outstanding--August 24, 2001                                     1,350                   4,850 - 15,450

Cancelled                                                        (924)                   5,000 - 8,750
                                                     ----------------------------

Outstanding--December 31, 2001                                     426                   4,850 - 15,450

Expired                                                          (426)                   4,850 - 15,450
                                                     ============================

Outstanding and Exercisable--December 31, 2002                      --                  $  --
                                                     ============================

Subsequent to the acquisition of Logistics.com by ICG on August 24, 2001, employees of Logistics participated in ICG's 1999 Equity Compensation Plan (the ICG Plan). The ICG Plan provides for the grant of incentive stock options and nonqualified stock options for the purchase of up to 60.0 million shares of ICG's common stock by officers, employees, consultants and directors of ICG. The ICG Plan shall be administered by a committee as designated by the ICG Board of Directors. This committee determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable.

Activity under the ICG Plan was as follows (Option amounts are for the purchase of ICG common stock):

Outstanding--August 25, 2001                    --         $  --
Granted                                  2,806,500          0.65
Cancelled                                 (247,000)         0.65
                                         ---------
Outstanding--December 31, 2001           2,559,500          0.65
Granted                                    193,500          0.30-0.86
Exercised
Cancelled                                 (862,000)         0.30-0.65
                                         =========
Outstanding--December 31, 2002           1,891,000         $0.30-0.86
                                         =========
Exercisable at December 31, 2002                --            --
                                         =========

                                  Exhibit 99.1
                                  Page 28 of 31

The following table summarizes information about stock options outstanding at December 31, 2002 for the purchase of ICG common stock:

                                           OPTIONS OUTSTANDING
                                ----------------------------------------
                                                     WEIGHTED-AVERAGE
       RANGE OF EXERCISE              NUMBER       REMAINING CONTRACTUAL
             PRICE                 OUTSTANDING        LIFE (IN YEARS)
------------------------------- ----------------- ----------------------
             $0.30                   95,000                 9.4
              0.65                1,758,500                 8.6
              0.86                   37,500                 9.2
                                  --------
                                  1,891,000
                                  =========

10.      401(K) SAVINGS PLAN

In January 2000, Logistics.com established the Logistics.com, Inc. 401(k) plan (the 401(k) Plan), a retirement savings plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan covers substantially all employees of Logistics.com and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. Logistics.com has not made any contributions to the 401(k) Plan through December 31, 2002.

11.      RELATED PARTY TRANSACTIONS

Subsequent to the Exchange Offer, Logistics has paid certain operating expenses to ICG including personnel and related costs. Logistics recorded general and administrative expenses related to these related party transactions of $798,000 for the year ended December 31, 2002. No amounts were recorded for the period from August 25, 2001 to December 31, 2001.


                                  Exhibit 99.1
                                  Page 29 of 31

                               Logistics.com, Inc.

12.      INCOME TAXES

Logistics.com had no tax expense for any periods presented due to the operating loss incurred. As of December 31, 2002, Logistics.com had net operating loss carryforwards for federal income tax purposes of approximately $32.9 million, which will expire between 2018 and 2022. Logistics.com also had research and development tax credit carryforwards of approximately $508,000, which will expire between 2021 and 2022.


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Deferred tax assets consisted of the following:

                                         DECEMBER 31      DECEMBER 31
                                            2002             2001
                                         -----------     ------------
Net operating loss carryforwards            12,491           7,533
Tax credit carryforwards                       508             252
Accrued expense and deferred revenue         1,636           1,202
Depreciation                                   874           1,633
Allowance for doubtful accounts                202             196
Valuation allowance                        (15,711)        (10,222)
                                         -----------     ------------
                                                --              --
                                         ===========     =============

Logistics.com has recorded a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of these assets as a result of the losses incurred since inception.

Ownership changes resulting from Logistics.com's issuance of capital stock may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. The amount of annual limitation is determined based upon Logistics.com's value immediately prior to an ownership change. Subsequent significant changes in ownership could further affect the limitations in the future.

13.      COMMITMENTS

Logistics.com leases its facility and certain office equipment under noncancelable operating leases in excess of one year. Future minimum lease payments due under noncancelable operating leases are $482,000 in 2003 and $321,000 in 2004. Rent expense was $582,000 in 2002 and $167,000 for the period from August 25, 2001 to December 31, 2001. Rent expense was $574,000 for the period from January 1, 2001 to August 24, 2001.


                                  Exhibit 99.1
                                 Page 30 of 31

                               Logistics.com, Inc.

14.      SUBSEQUENT EVENT

On December 31, 2002, Logistics.com sold substantially all of its assets to Manhattan Associates, Inc. (Manhattan) for approximately $20.7 million in cash. In connection with this transaction, Manhattan advanced a $2.8 million deposit against the purchase price in December 2002, which is reflected on the accompanying consolidated balance sheets at December 31, 2002 as deposits. The effects of the closing of the acquisition are not included in the accompanying operating results or statement of position at December 31, 2002.


                                  Exhibit 99.1
                                  Page 31 of 31